EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265993) of Third Coast Bancshares, Inc. of our report dated June 29, 2023 relating to the financial statements and supplemental schedule of the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan, which appears in this Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

June 29, 2023